Exhibit 10.6

Unofficial English Translation

WangZou Center Lease Agreement

Lessor (Party A): Li Hua
Address: Room 0817, Van Palace Center, No. 2, Guandongdian South Street, Chaoyang District, Beijing City, China
Account Name: Zheng Rui Zhen
Name of Bank: Industrial and Commercial Bank of China
Account Number: 020001901024580680
Phone: 13901163052        69387568
Fax:

Lessee (Party B): China Tailong Holdings Company Limited
Resident: Teng Xiao Rong
ID No.:
Phone: 13331118959       59621226
Fax:

Lessor__________________(hereinafter “Party A”) and Lessee____________________(hereinafter “Party B”) on        2008, through negotiations of both parties, agree as follows:

Article 1. Leasing Real Property
1.1
Party A agrees to lease the apartment located in Room 0817, East Tower, WangZou Center, No. 2, Guandongdian South Street, Chaoyang District, and its equipments (see Attachment I), which both are in good condition, to Party B, with the total coverage of the rental property being approximately: 256 m².

Article 2. Term of Lease
2.1	The term of the lease is two years, from December 1, 2008 to November 30, 2010.
2.2
Upon the expiration of the lease, Party A is entitled to reclaim the leasing apartment and all of the electronic products (including all furniture and equipments listed in the attachment) and Party B shall return them on schedule. Party B shall pay Party A the apartment use fee of the amount equal to 1% of the total amount of the yearly rent for every day that Party B defers to return them. In case Party B requests to renew the lease, it is entitled to the preemptive renewal right, but it shall submit a written application to Party A within two months prior to the expiration of the lease. The rent of the renewed lease shall be negotiated by both parties.

Article 3. Rent
3.1
The monthly rent is RMB 20000, including property management fees, air conditioning and heating fees. (Other fees not clearly specified herein shall not be part of the rent. They need to be paid by Party B based on the reasonable fee standards announced by the relevant departments.)

3.2
The rent shall be paid every four months. Party B shall pay the rent in advance on the seventh day prior to beginning of the next period of the rental payment . In the event Party B defers to pay, it shall pay the additional deferral payments of the amount equal to 0.5% of the rent on a daily basis. In case Party B defers to pay the rent more than ten days, it is deemed that Party B automatically terminates the lease. It is deemed that Party B already pay the rent when it notifies its bank to transfer the rent to the account of Party A.

3.3	Party B shall pay the full amount of the rent of the initial payment period of the lease on the signing date.
3.4	The rent shall be paid in RMB. Party A shall provide Party B with the receipt after receiving the rent immediately.
3.5	During the effective term of the lease, the rent will not be adjusted.

Article 4. Security Deposit
4.1
After signing the agreement, Party B shall pay Party A the security deposit equal to one month rent of the amount of RMB 20,000. Upon the expiration of the lease, if Party B does not renew the lease, Party A shall return the security deposit without paying interests to Party B within ten business days after the lease is expired and Party B pay off all of the expenses of water, electricity, gas and the phone bills.

4.2	During the term of the lease, if Party B early terminates the lease for its own reason (except for force majeure events), the security deposit shall not be returned.
4.3
In the event Party B violates the agreement to cause Party A not to receive the rent on time or incurs other expenses, Party A is entitled to set off the aforesaid rent or expenses against the security deposit. Party B shall provide Party A with the amount that being set off to refill the security deposit within ten business days after the date of setting off.

4.4
In case the situation specified in 4.3 occurs and the security deposit is less than the amount to be set off, Party B shall provide party A with the difference within ten business days after receiving the notice to refill from Party A.

4.5	The security deposit is paid in RMB. After Party A receives the security deposit, it will provide Party B with the receipt.

Article 5. Other Expenses
5.1
With regard to water, electricity and gas Party B consumes during the term of the lease, the management company will calculate the expenses based on the actual monthly use amount, and Party B shall pay such expenses according to the invoices.

5.2	The phone bill is calculated based on the standard of Telecom Bureau for its actual monthly use, Party B shall pay the bill according to the invoices.

Article 6. Obligations of Party A
6.1
After signing the agreement, Party A shall not reclaim the apartment without due courses. In the event Party A requests to reclaim the apartment during the term of the lease, Party B is entitled to reject such requests. In case Party A unilaterally breaches the agreement, it shall return the double amount of the security deposit to compensate Part B.

6.2
Party A shall ensure that the apartment and its fixtures are in good condition when it delivers them to Party B from the starting date of the lease. In the event the apartment does not qualify to the condition of inhabitation, the starting date of the lease shall be re-negotiated by both parties. The new starting date shall not be later than seven days from the original starting date. In the event the apartment still does not qualify the condition of inhabitation, Party A agrees to compensate Party B the rent and expenses to temporally lease the other apartment, until the apartment qualifies the condition of inhabitation, but under no circumstance the expenses shall exceed the standard of rent specified in this agreement.

6.3	The management company shall provide the security guards, the fire prevention and a quiet and clean living environment.
6.4	The management company shall provide adequate service, for example, the regular function of cold water, hot water, electricity, and equipments.
6.5
Party A shall be responsible for the ordinary maintenance of the apartment and the relevant equipment, and the relevant expenses to the repair and maintenance expenses for the ordinary exhausts and damages.

6.6	Party A shall guarantee the legality of the apartment and pay all and any of governmental taxes.

Article 7. Obligations of Party B
7.1
Party B shall pay the rent, security deposit and all expenses in accordance with Article 3, 4 and 5. In case Party B defers to pay any of such, it is deemed to breach the agreement. Party B shall pay the rent and other expenses in accordance with Article 3 and 5, in case of any deferral of payments, Party A is entitled to set off the deferred payment against the paid security deposit; in case the security deposit is less than the deferred payments, Party A is entitled to request Party B to provide with the difference on agreed schedule in accordance with Article 4.4; if Party B still fails to provide with the difference within the agreed schedule, then after thirty days, Party A is entitled to cancel the lease.

7.2
After the signing of the agreement, in the event Party B fails to pay the rent of the initial payment period and the security deposit more than fifteen days, Party A is entitled to cancel the lease, as well as claim for the compensations equal to two-month rents.

7.3
Without the written consent of Party A, Party B shall not sublease part of the apartment, or transfer the lease to the third party, nor shall Party B share the apartment with the third party in any way. In the event the aforesaid situations occur, Party A is entitled to cancel the lease.

7.4	Party B shall carefully use the apartment and its equipments. In the event Party B misuses them and causes any damage, it shall be responsible for the compensations.
7.5
Except for the existing decorations and facilities in the apartment, if Party B wants to increase equipments or conduct additional decorations, it shall obtain the consent of Party A. Upon the expiration of the lease, Party B shall restore the apartment’s original condition (except for the ordinary exhausts and damages), when returning the apartment to Party A, and be responsible for the relevant expenses.

7.6
In the event Party B or the related governmental officers, its superiors, employees, customers, visitors, contractors, agents, the license holders and invitees of Party B (hereinafter collectively “the Related Persons of Party B”) cause any damage to the apartment, Party B shall be responsible to compensate the losses, and allow Party A or its agents to enter into the apartment after giving a prior notice to Party B to amend or repair the losses or damages. All relevant expenses incurred by the aforesaid situations shall be assumed by Party B.

7.7
After Party A sends a prior notice to Party B, Party B shall allow Party A or its agents to enter into the apartment when the due course exists, and to investigate the apartment to conduct the necessary repair or maintenances. On the last month of the term of the lease, Party B shall allow Party A or its agents to show the apartment to the clients that intend to rent or purchase the apartment, with the exception that Party B has informed Party A to renew the lease in accordance with Article 2.2.

7.8	Without the prior written consent of Party A, Party B shall not build up, install or move the facilities and equipments, nor set up the partition or change or increase the structure of the apartment.
7.9
During the term of the lease, Party B shall strictly comply with the laws, rules and regulations of the People’s Republic of China. Party B shall be strictly prohibited from conducting any illegal or immoral activities by using the apartment.

7.10
In addition to being used as a residence by Party B, with the consent of Party A, the apartment can be used as the office, but if Party B requests Party A to change the usages of the apartment, Party A has the right to reject such requests.

7.11
Without the written consent of Party A and the management company, Party B is prohibited from setting up any board or facility outside the apartment, nor shall Party B hang clothes outside the apartment or on windows and doors to affect the appearance of the apartment; nevertheless, if Party B requests, Party A is entitled to reject such requests.

Note: Party B shall apply the temporary residential registration to the relevant departments (or the property management company).

Article 8. Other Uninhabited Events
In the event the apartment is damaged due to fire accidents, the extreme weather, wars or other force majeure events, and thus not being able to be used or uninhabited, Party B shall stop paying the rent from the date of such events occur, until the apartment can be used or inhabited. Party A is not obligated to repair or restore the apartment, in consideration of its will, economic condition, the substantial result of the repair, and other reasons. In the event the aforesaid situation occurs, Party A shall notify Party B, and return the security deposit and the paid rent to Party B within ten days upon sending such notices.

Article 9. Governing Law and Dispute Resolution
The agreement is subject to laws of the People’s Republic of China. Any dispute arising from or in connection with the agreement shall be friendly negotiated by both parties.  In the event both parties fails to solve the dispute through negotiations, the dispute shall be submitted to China International Economic and Trade Arbitration Commission in Beijing, and to be solved in accordance with the effective arbitration rule of the Commission when the dispute is submitted. The arbitration shall be held in Beijing, the language adopted on the arbitration is Chinese. The arbitration aware shall have the final and binding effect to both parties.

Article 10. Miscellaneous
10.1	In the condition that the facilities and equipments of WangZou Center are available, part of the facilities (including the swimming pool and gymnasium) can be used by Party B on its own expenses.
10.2	The attachments of this agreement constitute a undivided part of this agreement.
10.3	The agreement becomes effective upon signing. It consists two copies, each party holds one copy.
10.4	Any unspecified matters shall be negotiated by both parties.

The agreement is signed on November 21, 2008 in Beijing.

Party A

/s/ Zheng Rui Zhen
Zheng Rui Zhen (the authorized person)

Party B: China Tailong Holdings Company Limited

/s/ Teng Xiao Rong
Representative: Teng Xiao Rong

Attachment:

Party A agrees that in the condition that the original illumination is not being damaged, Party B can install illumination when the it is not adequate in the room. The installed partition (in the condition that such installations do not damage the original decoration), shall be restored upon the expiration of the lease.

Party A

/s/ Zheng Rui Zhen
Zheng Rui Zhen (the authorized person)

Party B: China Tailong Holdings Company Limited

/s/ Teng Xiao Rong
Representative: Teng Xiao Rong

End of Agreement